EXHIBIT 10c(32)

FIRST AMENDMENT TO THE
AMENDED MANAGEMENT INCENTIVE COMPENSATION PLAN

WHEREAS, Progress Energy, Inc. (the “Company”) sponsors and maintains the Management Incentive Compensation Plan as amended July 12, 2011 (the “MICP”);

WHEREAS, the Company entered into the Agreement and Plan of Merger with Duke Energy Corporation (“Duke”) dated as of January 8, 2011 (the “Merger Agreement”);

WHEREAS, the Merger Agreement provides that the Company and Duke shall cooperate to establish common severance policies or plans; and

WHEREAS, the Company has adopted a voluntary separation plan to assist in the integration of the operations of the Company and Duke and to allow the combined entities to achieve appropriate staffing levels and to provide benefits to employees of the Company and its affiliates who terminate employment in connection with, or in anticipation of, the combination of the Company and Duke (the “VSP”); and

WHEREAS, the Company desires to amend the MICP to provide that participants in the VSP will receive an award that is not less than the prorated benefit payable based upon achievement of the Performance Measures as adjusted in accordance with the terms of the MICP; and

WHEREAS, in anticipation of the completion of the transactions contemplated by the Merger Agreement, the Company further desires to amend the MICP to provide that participants in the MICP not be permitted to defer any portion the Plan Award that he or she may earn for the 2012 Year;

NOW, THEREFORE, BE IT RESOLVED, that the MICP is hereby amended effective as of December 14, 2011 as follows:

1.	Article VII of the MICP is amended by restating it in its entirety as follows:

Except as otherwise provided in this Article VII, a Participant must be actively employed by the Company on the next January 1 immediately following the Year for which a Plan Award is earned in order to be eligible for payment of an Award for that Year.  In the event the active employment of a participant shall terminate or be terminated for any reason, including death, before the next January 1 immediately following the Year for which a Plan Award is earned, such Participant shall receive his or her Award for the year, if any, in an amount that the Chief Executive Officer of the Sponsor deems appropriate.  Notwithstanding the foregoing provisions of this Article VII, in the event the employment of a Participant is terminated by the

Company without Cause within one (1) year following a Change in Control, the Award of the Participant for the Year in which the termination occurs shall equal the amount of the Award which would have been earned for the Year if the Participant had remained in the employment of the Company through December 31, pro rated to reflect the portion of the Year completed by the Participant as an employee.

2.	Section 2 of Article VI is amended by inserting the following sentence at the end thereof:

This Section 2 shall not apply to Plan Awards earned for the Year 2012.

3.	Section 5 of Article VI is amended by replacing in its entirety the second sentence thereof with the following sentence:

The Participant may elect to reallocate the value of his Phantom Investment Subaccounts among other Phantom Investment Subaccounts on a daily basis (or on such other basis as the Committee shall approve), pursuant to uniform rules and procedures adopted by the Compensation Committee.

IN WITNESS WHEREOF, this instrument has been executed this 20th day of December, 2011.

PROGRESS ENERGY, INC.

By: